Exhibit 99.1

Galaxy Gaming Reports Q4 and Full Year 2018 Financial Results

LAS VEGAS, April 1, 2019 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems, announced today its results for the quarter and fiscal year ended December 31, 2018.

Financial Highlights

Q4 2018 vs. Q4 2017

•	Revenue increased 26% to $4,888K (increase of 18% to $4,605K excluding effect of accounting change)
•	Adjusted EBITDA increased 8% to $1,577K
•	Net income of $483K vs net loss of ($66K)

Full Year 2018 vs. Full Year 2017

•	Revenue increased 25% to $18,561K (increase of 18% to $17,574K excluding effect of accounting change)
•	Adjusted EBITDA increased 30% to $6,588K
•	Net income of $1,218K vs net loss of ($11K)

Balance Sheet Changes (vs. December 31, 2017)

Cash increased 76% to $6,312K

Total debt (gross) increased 6% to $10,201K

Stockholders’ equity increased 37% to $7,457K

Executive Comments

“I’m very proud of how our team executed in 2018,” said Todd Cravens, Galaxy’s President and CEO.  " Despite spending time analyzing strategic alternatives in Q4, we delivered solid revenue growth during the quarter. I hope we’ll be able to do more of the same in 2019: delivering table game solutions that serve our casino clients well by attracting and exciting their guests.”

“Our balance sheet matured significantly in 2018,” stated Harry Hagerty, Galaxy’s CFO.  “Cash on hand increased 76%, adjusted EBITDA increased 30% and total debt (gross) increased 6%.  Our ratio of total debt to adjusted EBITDA improved to 1.5x at year-end.  In 2019, I hope we will see opportunities to put our balance sheet to work in the service of growing our business.”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media: Dana Rantovich (702) 938-1753

Investors:Harry Hagerty (702) 938-1740